Exhibit 99.1
Sierra Pacific Resources to Webcast Analysts Meeting October 11
LAS VEGAS, Oct. 6 /PRNewswire-FirstCall/ — Sierra Pacific Resources (NYSE: SRP) will present a live webcast of its Tuesday, Oct. 11, securities analysts meeting in Las Vegas. The webcast, which will begin at 8:30 a.m. (PDT) and continue throughout the morning, will include presentations by company management as well as a panel discussion involving state energy policy and growth in Nevada.
Among the company speakers will be Walter Higgins, Sierra Pacific’s chairman and chief executive officer, and Michael Yackira, executive vice president and chief financial officer.
Guest speakers will include Don Soderberg, chairman of the Public Utilities Commission of Nevada; Rebecca Wagner, director of Nevada’s Office of Energy; and Somer Hollingsworth, president and chief executive officer of the Nevada Development Authority.
To access the webcast, visit the company’s website at www.sierrapacificresources.com and click on the “Investors” tab. The webcast will also be archived on the company’s website.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.
SOURCE
Sierra Pacific Resources
CONTACT:
Media,
Karl Walquist,
+1-775-834-3891,
or Analysts,
Britta Carlson,
+1-702-367-5624,
both of Sierra Pacific Resources.
Web site: http://www.sierrapacific.com